Exhibit 10.4
November 26, 2008

Grand Avenue Group Limited	Baoding Yingli Group	Mr. Liansheng Miao
P.O. Box 957	Company Limited	No. 3055 Middle Fuxing Road
Offshore Incorporation Centre	722 Cuiyuan Street	Baoding, Hebei Province
Road Town, Tortola	Baoding, Hebei Province	P.R. China
British Virgin Islands	P.R. China

Re:	Letter of Intent — Proposed Acquisition of All of the Outstanding Shares of Cyber Power Group Limited (the “Company”)
     Ladies and Gentlemen:
     We refer to our recent discussions regarding the proposed acquisition of all of the issued and outstanding ordinary shares of the Company (the “Proposed Acquisition”) by Yingli Green Energy Holding Company Limited (“YGE”). This binding letter of intent (this “Letter”) sets forth the principal terms and conditions of the Proposed Acquisition.

The Company	Cyber Power Group Limited is a company organized under the laws of the British Virgin Islands, with an authorized share capital of US$10. The number of outstanding shares of the Company is 10,000 ordinary shares. The Company, through Fine Silicon Co., Ltd., its principal operating subsidiary established in the People’s Republic of China (the “PRC”), is a development stage enterprise which will be engaged in the business of producing solar-grade polysilicon in Baoding, Hebei Province, PRC.

The Seller	Grand Avenue Group Limited holds 7,000 ordinary shares of the Company as of the date of this Letter, is in the process of acquiring the remaining 3,000 ordinary shares of the Company from Gold Sight International Limited (“Gold Sight”) and is expected to hold all of the ordinary shares of the Company immediately before the Proposed Acquisition.

The Proposed Acquisition	YGE proposes to acquire 100% of the outstanding share capital of the Company on a fully diluted basis, that is, the Total Consideration (as defined below) to be paid for the Proposed Acquisition shall also cover all of the ordinary shares of the Company issuable upon the exercise of share options or convertible or exchangeable from other securities, if any.

Consideration	The aggregate consideration for the Proposed Acquisition is expected to be in the range of US$70 million and US$80 million (the “Total Consideration”), which is determined with reference to the book value of the Company and subject to further necessary adjustment to reflect the results of the due diligence. US$25 million of the Total Consideration (the “Initial Consideration”) shall be payable by November 27, 2008 or as otherwise agreed between YGE and the Seller. The payment of the remaining Total Consideration will be paid on the date of the closing of the Proposed Acquisition. The Initial Consideration shall be used to repay a portion of the Seller’s indebtedness to finance the construction of the polysilicon operation of Fine Silicon Co., Ltd., and shall be repaid to YGE by Seller in the event that this Letter is terminated or the Proposed Acquisition is not completed prior to February 6, 2009.

Guarantee and	The obligation to repay Initial Consideration shall be secured by:
Security
(a) in favor of Yingli Energy (China) Company Ltd. (“Yingli China”), a wholly owned subsidiary of YGE established under the laws of the PRC,

(i) an unconditional and irrevocable guarantee by Baoding Yingli Group Company Limited (“Yingli Group”), an affiliate of the Seller,

(ii) a personal guarantee by Mr. Liansheng Miao, and

(iii) the following assets (collectively, the “Collateral”):

(A) a parcel of land (with an aggregate area of 41,386 square meters) owned by Yuansheng Rongtong Trading Company Limited (“Yuansheng Rongtong”), an affiliate of the Seller, located in 1888 North Chaoyang Street, Baoding, Hebei Province, PRC, and

(B) a parcel of land (with an aggregate area of 25,775 square meters) owned by Yuansheng Real Estate Development Company Limited, a wholly owned subsidiary of Yuansheng Rongtong; and

(b) a 40.87% equity interest in Yuansheng Rongtong held by Tianli Power Holding Company Limited, an affiliate of the Seller, in favor of YGE.

Conditions to Definitive Agreements and Closing	The parties shall negotiate in good faith the definitive terms and condition of the Proposed Acquisition and execute the definitive transaction agreements regarding the Proposed Acquisition (the “Definitive Agreements”). The entering into of the Definitive Agreements and the closing of the Proposed Acquisition shall be subject to, among others, the following conditions:

(a) completion of satisfactory legal, financial and technical due diligence by YGE,

(b) YGE’s procurement of satisfactory financing of an amount not less than the Total Consideration for the Proposed Acquisition (the “Financing”) and the receipt of the proceeds from the Financing,

(c) receipt of final approval of the Proposed Acquisition and the Financing by the audit committee of YGE,

(d) receipt of all other required approvals and consents (corporate, regulatory, governmental or otherwise) for the Proposed Acquisition and the Financing,

(e) execution of the Definitive Agreements satisfactory to YGE,

(f) the completion by the Seller to acquire the remaining 3,000 ordinary shares of the Company from Gold Sight,

(g) release of all encumbrance on 100% of the outstanding shares of the Company (or if any security interest on such shares cannot be released prior to the closing, then such security interest shall be released immediately after the payment of the Total Consideration), and

(h) other customary closing conditions.

In addition, the Seller shall (i) provide a satisfactory independent appraisal report to YGE with respect to the value of the Collateral on or before December 11, 2008; and (ii) execute or cause its affiliates to execute all necessary guarantee and security agreements satisfactory to YGE with respect to the security interest as described in the “Guarantee and Security” section above prior to the payment of the Initial Consideration, and assist YGE to complete all necessary registration and perfection procedures with respect of such security interest on or before January 24, 2009. The conditions to the entering into the Definitive Agreements and the closing of the Proposed Acquisition set forth in this letter may be waived at the sole discretion of YGE.

Termination	This Letter may be terminated:

(a) automatically on February 6, 2009, which termination date may be extended by YGE at its sole discretion;

(b) by YGE at its discretion; or

(c) by the Seller in the event of a material breach of any agreement of YGE or Yingli China contained herein.

In the event of the termination of this Letter, the Seller shall promptly repay the Initial Consideration to YGE.

Disclosure	No party to this Letter shall make, or cause to be made, any press release or public announcement in respect of this Letter or the transactions contemplated hereby or otherwise communicate with news media without the prior consent of the other party, except as may be otherwise required by applicable law or regulation, by any authorized administrative or governmental agency or pursuant to applicable requirements of any listing agreement with or the rules of any applicable securities exchange.

Expenses	The parties hereto shall bear their own respective costs and expenses in connection with the Proposed Acquisition; except that if the Seller, Yingli Group or Mr. Miao decides to terminate discussion with YGE and Yingli China, then the Seller, Yingli Group and Mr. Miao shall, promptly upon request, reimburse YGE and Yingli China for reasonable costs and expenses (including, without limitation, reasonable legal fees, auditing fees and other expenses) incurred in connection with YGE’s and Yingli China’s pursuit of the Proposed Acquisition and for any expenses of YGE and Yingli China (including, without limitation, legal fees and expenses) incurred to enforce this provision.

Binding Letter	This Letter constitutes legally binding obligations on the parties hereof with respect to the Proposed Acquisition and subject to the conditions set forth herein, constitutes an obligation or commitment of each party to enter into the Definitive Agreements.

Assignment	The benefits under this Letter may not be assigned by any party without the express written consent of the other party.
Entire Agreement	This Letter constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

Amendment	This Letter may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereof or (b) by a waiver in accordance with provision below.

Waiver	Either party to this Letter may (a) extend the time for the performance of any of the obligations or other acts of the other party, or (b) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Letter. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Governing Law	This Letter shall be governed by, and construed and enforced in accordance with, the law of the Cayman Islands, without regard to its conflicts of law principles.

Dispute Resolution	All disputes among the parties arising out of or relating to this Letter shall be finally settled in Hong Kong in accordance with the Rules of Arbitration of the International Chamber of Commerce.

Counterparts	This Letter may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[Signature Page to Follow]

     If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof.

Yours sincerely YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
/s/ Xiangdong Wang
Name:	Xiangdong Wang
Title:	Director

YINGLI ENERGY (CHINA) COMPANY LIMITED
/s/ Xiangdong Wang
Name:	Xiangdong Wang
Title:	Director

Accepted as of the date first above written by:

GRAND AVENUE GROUP LIMITED
/s/ Liansheng Miao
Name:	Liansheng Miao;
Title:	Authorized Representative

BAODING YINGLI GROUP COMPANY LIMITED
/s/ Liansheng Miao
Name:	Liansheng Miao
Title:	Director

/s/ Liansheng Miao
Mr. Liansheng Miao

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